EXHIBIT 21.1


                                  SUBSIDIARIES



         ACI Micro Systems, Inc., a Colorado corporation

         Alliance Net, Inc. d/b/a TelOne, an Illinois corporation

         Nucleus Data Source, Inc., an Illinois corporation

         CompPro Computer, Inc. an Illinois corporation

         Your ATTACHE, Inc., a Colorado corporation